EXHIBIT 10.20

FIRST AMENDMENT TO SUBLEASE

THIS FIRST AMENDMENT TO SUBLEASE (“First Amendment”) is made effective as of this 1st day of April, 2005 by and between RUBIN POSTAER AND ASSOCIATES, a California corporation (the “Sublandlord”), and MySPACE, INC., a Delaware corporation (the “Subtenant”), with regard to the following facts:

R E C I T A L S:

A. Douglas Emmett Realty Fund 1996 (“Original Landlord”), predecessor-in-interest to Douglas Emmett 1996, LLC, a Delaware limited liability company (“Landlord”), and Sublandlord entered into that certain Lease dated May 22, 1997 (the “Original Lease”), as amended by that certain First Agreement to Office Lease dated October 27, 2000 (“First Amendment”), pursuant to which Sublandlord leased from Original Landlord certain space located in Suites 001, 200, 300, 400, 500 and 600 (the “Premises”) of the building located at 1333 Second Street, Santa Monica, California 90401 (the “Building”), as more particularly described in the Original Lease and the First Amendment. As used herein, the term “Lease” shall collectively refer to and mean the Original Lease and the First Amendment.

B. Sublandlord and Intermix Media, Inc., a Delaware corporation (“Original Subtenant”), entered into that certain Sublease dated January 11, 2005 (“Sublease”), whereby Original Subtenant subleased from Sublandlord, and Sublandlord subleased to Original Subtenant, a portion of the Premises consisting of 13,624 rentable square feet located on ground floor of the Building (“Original Sublease Premises”).

C. Original Subtenant assigned all of its right, title and interest in the Sublease to Subtenant pursuant to a certain Assignment and Assumption of Lease dated as of February 11, 2005 (the “Assignment of Sublease”), a copy of which has been delivered to Sublandlord.

D. Sublandlord and Subtenant desire to modify the Sublease so as to expand the Original Sublease Premises, adjust the Basic Rent due and to otherwise modify the Sublease as more particularly set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Capitalized Terms. All capitalized terms when used herein shall have the same meaning as is given such terms in the Sublease, unless expressly superseded by the terms of this First Amendment.

2. Consent to Assignment of Sublease. Sublandlord hereby consents to the Assignment of Sublease, although nothing herein shall imply that Sublandlord’s consent was required by virtue of the provision of Section 18 of the Sublease, which expressly permits the assignment of the Sublease to an entity which is majority owned by Original Subtenant. Neither the Assignment of Sublease nor this consent thereto shall release or discharge Original Subtenant from any liability, whether past, present or future, under the Sublease or alter the primary liability of the Original Subtenant to pay rent and perform and comply with all of the obligations of Original Tenant to be performed under the Sublease.

3. Commencement Date Acknowledgment. Sublandlord and Subtenant agree that: (a) the Commencement Date (as defined in Section 3 of the Sublease) was February 15, 2005; and (b) this First Amendment shall satisfy the parties’ obligations to execute a written agreement fixing the Commencement Date as provided in the last sentence of Section 3 of the Sublease.

4. Expansion Sublease Premises.

    4.1 Expansion of Original Sublease Premises. Effective upon the Expansion Date (as defined below), the Original Sublease Premises shall be expanded to include the Expansion Sublease Premises (as defined below) and all references herein and in the Sublease to the “Sublease Premises” shall thereafter mean and refer to, collectively, the Original Sublease Premises and the Expansion Sublease Premises for a total of 28,038 rentable square feet. For purposes of this First Amendment (a) the term “Expansion Sublease Premises” shall mean that portion of the Premises comprising the third (3rd) floor of the Building which contains approximately 14,414 rentable square feet and is more particularly delineated on the floor plan attached hereto as Exhibit “A” and incorporated herein by this reference, and (b) the term “Expansion Date” shall mean and refer to the later of (i) April 15, 2005, or (ii) the date on which possession of the Expansion Sublease Premises is delivered to Subtenant by Sublandlord with all of the Sublandlord’s Expansion Work (as defined in Section 4.2, below) complete. Provided, however, that if for any reason possession of the Expansion Sublease Premises is not delivered to Subtenant by Sublandlord with all of the Sublandlord’s Expansion Work complete by July 15, 2005, Subtenant may, by notice to Sublandlord, terminate this First Amendment (except that the provisions hereof which relate to the consent to the Assignment of Sublease shall nevertheless be and remain effective).

    4.2 Condition of Expansion Sublease Premises. Sublandlord agrees to use commercially reasonable efforts, following receipt of Landlord’s consent hereto (as described in Section 7, below), to complete, at its sole cost and expense, the work described on the plan attached hereto as Exhibit “A” and incorporated herein by this reference, which work includes certain demolition work and the painting and carpeting of the Expansion Sublease Premises (collectively, Sublandlord’s Expansion Work”). Subtenant hereby acknowledges and agrees that, except for the completion of Sublandlord’s Expansion Work: (a) it shall accept the Expansion Sublease Premises on an “as-is” “where-is” basis, subject to the terms, covenants and conditions set forth in the Sublease; (b) Sublandlord has made no representations or warranties of any kind concerning the condition of the Expansion Sublease Premises; and (c) no promises have been made to alter or improve the Expansion Sublease Premises by Sublandlord or any party on behalf of Sublandlord.

5. Rent.

    5.1 Basic Rent for Expansion Sublease Premises. In addition to the Basic Rent due for the Original Sublease Premises, commencing on the later of (i) June 1, 2005, or (ii) the date on which possession of the Expansion Sublease Premises is delivered to Subtenant by Sublandlord with all of the Sublandlord’s Expansion Work Complete. Subtenant shall pay to Sublandlord, as rent for the Expansion Sublease Premises, equal monthly payments of Twenty Nine Thousand Five Hundred Forty Eight and 70/100 Dollars ($29,548.70) (“Expansion Basic Rent”), in advance, on or before the first day of each month during the Term. Except as set forth above, all Expansion Basic Rent shall be paid to Sublandlord in accordance with the terms of Section 4(a) of the Sublease.

    5.2 Additional Rent. As set forth more particularly in Section 4(b) of the Sublease, Subtenant shall also be obligated to pay to Sublandlord, as additional rent, Operating Expenses and Taxes and Insurance attributable to the Expansion Sublease Premises, as such are determined pursuant to the Lease including, but not limited to, operating expenses, taxes, utilities, and insurance attributable to the Expansion Sublease Premises, which are in excess of the Operating Expenses and Taxes and Insurance attributable to the Expansion Sublease Premises during the Base Year. In addition, as of the Expansion Date, Subtenant shall be liable for all Subtenant Surcharges attributable to Subtenant’s use of the Expansion Sublease Premises, as more particularly described in Section 4(c) of the Sublease.

    5.3 New Rent Credit. The parties acknowledge that: (a) pursuant to Section 2 of the Sublease, Sublandlord agreed, at its sole cost and expense, to demolish the two office/storage areas in the Original Sublease Premises per the plan attached to the Sublease as Exhibit “C” (the “Original Work”); and (b) as of the date of this First Amendment, Sublandlord has not completed such Original Work. Sublandlord and Subtenant now agree that; (i) in lieu of Sublandlord’s completion of the Original Work, Subtenant shall be entitled to a rent credit (the “Work Rent Credit”) (in addition to the Rent Credit described in Section 4(e) of the Sublease) in an amount equal to one and one-half months Basic Rent due for the Original Sublease Premises (to wit, Forty-One Thousand Eight Hundred Ninety-Three and 80/100 Dollars ($41,893.80)), which Subtenant shall apply toward monthly Basic Rent due under the Sublease for the period of April 15-May 31, 2005; and (ii) Sublandlord shall have no obligation to complete the Original Work.

    5.4 Security Deposit. Sublandlord is currently holding, in accordance with Section 4(d) of the Sublease, a security deposit on Subtenant’s behalf in the amount of Twenty Seven Thousand Nine Hundred Twenty-Nine and 20/100 Dollars ($27,929.20) (the “Current Security Deposit”). As of the Expansion Date, the new amount that Subtenant shall be required to maintain with Sublandlord as a security deposit for the faithful performance by Subtenant of all of the terms, covenants and conditions under the Sublease (as amended hereby) shall be Fifty Seven Thousand Four Hundred Seventy-Seven and 90/100 Dollars ($57,477.90) (the “New Security Deposit”). In connection with the foregoing, concurrent with Subtenant’s execution of this First Amendment, Subtenant shall deposit with Sublandlord the difference between the New Security Deposit and the Current Security Deposit (to wit, Twenty Nine Thousand Five Hundred Forty-Eight and 70/100 Dollars ($29,548.70)), which additional amount shall be held by Sublandlord as the “Security Deposit” in accordance with the terms of Section 4(d) of the Sublease.

6. Additional Rights.

    6.1 Parking. Subject to Subtenant’s compliance with the terms and conditions set forth in Article 26 of the Original Lease and Exhibit “C” attached thereto, Subtenant shall be obligated to purchase, as of the Expansion Date, forty-eight (48) non-reserved monthly parking permits in the parking facilities serving the Building. In connection therewith, Subtenant shall have the obligation to pay for all such parking permits at the rates charged by Landlord under the terms of the Original Lease.

    6.2 Signage. Subject to Landlord’s approval in accordance with the terms of the Lease, Subtenant shall be permitted to have identity signage located on or adjacent to Subtenant’s entry to the Expansion Sublease Premises; provided, however, Subtenant shall be responsible for all costs and expenses incurred in having such signage fabricated, installed, changed and removed.

7. Consent of Landlord. This First Amendment shall not be effective until Landlord has signed and delivered to Sublandlord and Subtenant its written consent to this First Amendment (the “Amendment Consent”). Promptly following execution and delivery hereof, Sublandlord will submit this First Amendment to Landlord for such consent. Subtenant agrees that it shall cooperate in good faith with Sublandlord and shall comply with any reasonable request made of Subtenant by Sublandlord or Landlord in connection with the procurement of the Amendment Consent. In the event, for any reason whatsoever, the Amendment Consent is not delivered to Sublandlord within thirty (30) days after Sublandlord’s request therefor from Landlord, Sublandlord may, in its sole discretion, cancel this First Amendment by giving written notice to Subtenant before the Amendment Consent is actually delivered to Sublandlord, but no such cancellation shall affect, the consent to the Assignment of Sublease, which shall nevertheless be and remain effective.

8. Brokers. Sublandlord and Subtenant warrant to each other and to Landlord that each has had no dealings with any real estate broker or agent in connection with the negotiation of this First Amendment, except for CB Richard Ellis, Inc. (on behalf of Subtenant) and Tenzer Commercial Brokers Group, Inc. (on behalf of Sublandlord) (collectively, the “Brokers”), whose commissions shall be payable solely by Sublandlord pursuant to a separate written agreement and that neither Sublandlord nor Subtenant knows of any real estate broker or agent (other than the Brokers) who is or might be entitled to a commission in connection with this Sublease. Sublandlord and Subtenant each hereby agree to indemnify, defend and hold harmless the other and Landlord from and against any losses, causes of action, liabilities, damages, claims, demands, costs and expenses (including reasonable attorneys’ fees and costs) incurred, or to be incurred, by reason of any breach of the foregoing warranty by either party hereto with respect to any such dealings with any and all real estate broker(s) or agent(s) (other than the Brokers).

9. No Further Modifications. Except as set forth in this First Amendment, all of the terms and provisions of the Sublease shall apply and shall remain unmodified and in full force and effect. In the case of any inconsistency between the provisions of the Sublease and this First Amendment, the provisions of this First Amendment shall govern and control.

10. Further Assurances. The parties hereto agree that each of them, upon the request of the other party, shall execute and deliver, in recordable form if necessary, such further documents, instruments or agreements and shall take such further action that may be necessary or appropriate to effectuate the purposes of this First Amendment.

11. Counterparts. This First Amendment may be executed in one or more counterparts, each of which shall be deemed original, and all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, this First Amendment has been executed as of the day and year first above written.

SUBTENANT:	SUBLANDLORD:

MySPACE, INC., a Delaware corporation	RUBIN POSTAER AND ASSOCIATES, a California corporation

By /s/ CHRIS DEWOLFE	By /s/ VINCENT MANCUSO
Name Chris DeWolfe	Name Vincent Mancuso
Its CEO	Its EVP, CFO

By /s/ JOSH BERMAN
Name Josh Berman
Its COO

EXHIBIT “A”

EXPANSION SUBLEASE PREMISES AND SUBLANDLORD’S EXPANSION WORK

To the extent that Sublandlord’s Expansion Work involves the demolition of any existing walls, Sublandlord will be responsible for any necessary reconstruction or reconfiguration of the lighting, HVAC, electrical, fire and life safety, or other systems so that each of the remaining offices, and the new “open areas” created as a result of such demolition, are properly served by such systems. The foregoing includes, to the extent necessary, relocation of HVAC vents, thermostats, light switches, light fixtures, exit lights, sprinklers, electrical outlets and ceiling tiles, so that the Original Sublease Premises not only comply with all applicable building codes and laws, but also so that the Original Sublease Premises are functional for their intended use as office space.

[BALANCE OF EXHIBIT “A” ATTACHED HERETO]